UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

WILSHIRE BANCORP, INC.
  (Exact name of registrant as specified in its charter)

California	|_________|	95-3509631
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3200 Wilshire Boulevard Los Angeles, California 90010
(Address of principal executive offices)
(213) 387-3200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7.01  Regulation FD Disclosure.

On August 1, 2005, Wilshire Bancorp, Inc. (“Company”) entered into a stock purchase agreement (“Stock Purchase Agreement”) with the shareholders (“Shareholders”) of Liberty Bank of New York (“Liberty Bank”). The Stock Purchase Agreement provides for the Company’s purchase of all of the outstanding capital stock of Liberty Bank for $15,720,000, paid 60% in cash and 40% in common stock of Wilshire. The number of shares of Company common stock to be issued will be based on the average share price for the twenty day period prior to Closing, but will not exceed 650,000 shares. The sale price is subject to adjustment immediately prior to closing of the transaction. The stock purchase is expected to be completed in the fourth quarter of 2005, subject to regulatory approval.

The Stock Purchase Agreement contains representations and warranties of the parties, including representations by Liberty Bank; covenants; conditions to closing, including regulatory approval; and other customary provisions. The Company and the Shareholders entered into a separate indemnification agreement. The Stock Purchase Agreement contemplates a merger of Liberty Bank with Wilshire State Bank, a direct, wholly-owned subsidiary of the Company simultaneous with the closing of the stock purchase.

There is no material relationship between the Company and its affiliates and any of the parties to the Stock Purchase Agreement.

The Company issued a press release regarding the execution of the Stock Purchase Agreement, attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
Exhibit 99.1	Press Release, dated August 1, 2005, titled, “Wilshire Bancorp Transaction with Liberty Bank of New York”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wilshire Bancorp, Inc. (Registrant)

Date: August 1, 2005	By:	/s/ Soo Bong Min
Soo Bong Min President